UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report
(Date of Earliest Event Reported):
March 25, 2015

New Jersey	Commission File Number	21-0419870
State of Incorporation	1-3822	I.R.S. Employer Identification No.
One Campbell Place
Camden, New Jersey 08103-1799
Principal Executive Offices
Telephone Number: (856) 342-4800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Explanatory Note
On March 30, 2015, Campbell Soup Company (the “Company”) filed a Current Report on Form 8-K disclosing the commencement of a voluntary employee separation program (the “Program”) as part of the Company’s publicly-announced initiatives to reduce costs and to streamline its organizational structure. The Program was available to certain U.S.-based salaried employees nearing retirement who met the Program’s age, length-of-service and business unit/function criteria. At the time of the filing of the Form 8-K, the Company was unable to estimate the costs of the Program. This Form 8-K/A amends the March 30, 2015, Form 8-K to include an estimate of the costs the Company expects to incur in connection with the Program. Except as described below, all other information in the March 30, 2015, Form 8-K remains unchanged.

Item 2.05 – Costs Associated with Exit or Disposal Activities.
The Company now estimates that it will incur pre-tax costs of approximately $110 million related to the Program, consisting primarily of employee severance and benefits-related costs. The Company expects to incur the majority of these costs in the fourth quarter of fiscal 2015. Of the pre-tax costs, approximately $102 million are expected to be future cash expenditures, and approximately $8 million are expected to be non-cash curtailment charges associated with certain postretirement benefit obligations.

A total of 471 employees elected the Program. Most of the electing employees will remain with the Company through July 31, 2015, with some remaining with the Company beyond July 31.

The Company is currently evaluating additional actions to reduce costs and to streamline its organizational structure that may result in further costs. The Company will report on these actions separately.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPBELL SOUP COMPANY
(Registrant)

Date: May 6, 2015
	By:	/s/ Kathleen M. Gibson
Kathleen M. Gibson
Vice President and Corporate Secretary